News Release

CONTACTS:

Company:	Investor Relations:
Karen T. Boyd	Deborah K. Pawlowski
Senior Vice President and Treasurer	Kei Advisors LLC
Phone: (229) 873-3837	Phone: (716) 843-3908
investorinfo@sgfc.com	dpawlowski@keiadvisors.com

For Immediate Release

Southwest Georgia Financial Corporation Reports 13% Net Income Growth
for Second Quarter 2019

MOULTRIE, GA, July 23, 2019 -- Southwest Georgia Financial Corporation (the “Company”) (NYSE American: SGB), a full-service community bank holding company, today reported results of operations for the second quarter ended June 30, 2019. Comparisons are with the prior-year period unless otherwise noted.

“The strategic investments made to organically grow our franchise are paying off. Loans grew 12% year-over-year with contributions coming from each of our markets. Our loan growth was funded by 13% deposit growth, which included a meaningful amount of noninterest-bearing transaction accounts. We believe continued disruptions in the banking industry will eventually create additional deposit opportunities for SGB,” commented DeWitt Drew, President and CEO. “We are seeing an extraordinary amount of pricing pressure on both sides of the balance sheet; however, we are encouraged by the continuous growth and true expansion of our net interest margin, which we believe is a direct result of our community and customer centric focus.”

Income Highlights

•         Net income increased 13% to $1.3 million, or $0.51 per diluted share, from $1.15 million, or $0.45 per diluted share.

•         Net interest income was up $485 thousand to $5.05 million, due to increased interest and fees on loans of
$856 thousand, partially offset by higher costs on interest bearing deposits of $493 thousand. Net interest margin expanded 10 basis points to 4.06%. The provision for loan losses was up $110 thousand to
$250 thousand, due to continued loan growth.

•         Noninterest income increased $247 thousand, primarily due to a $244 thousand net gain from the sale of fixed assets. Core noninterest income was up slightly as insurance services growth of 9% offset declines in other business lines.

•         Higher net interest income and noninterest income was partially offset by continued investments to drive growth. Noninterest expense was up $418 thousand, or 10%. The largest component of the increase was within salary and employee benefits, which was up $196 thousand.

Balance Sheet Trends

•	Total assets at June 30, 2019 were $552.5 million, up 9% or $44.3 million. Total loans grew more than 12%, or $42.4 million, to $388.3 million, while continuing to maintain high standards of credit quality. Net charge-offs to average loans were 0.16%.
•	Total deposits were up nearly 13%, or $52.2 million, to $467.6 million at quarter-end. Federal Home Loan Bank Advances were down $13.3 million, due to strong deposit growth. The average cost of all interest bearing liabilities increased 32 basis points to 1.16%.

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Capital Management

•	Book value per share grew 12% to $18.48 at June 30, 2019.
•	In June 2019, the Company paid a quarterly cash dividend of $0.12 per common share. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 91 consecutive years.

Webcast and Conference Call

The Company will host a conference call and webcast on Tuesday, July 23, 2019 at 1:00 p.m. ET. Management will review the financial and operating results for the second quarter of 2019, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion.

The conference call can be accessed by calling (201) 689-8263. Alternatively, the webcast can be monitored at www.sgb.bank.

A telephonic replay will be available from 4:00 p.m. ET on the day of the teleconference until Tuesday,
July 30, 2019. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13691911, or access the webcast replay at www.sgb.bank/investor-relations, where a transcript will be posted once available.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately
$552 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business and government customers. The current banking facilities include the main office located in Colquitt County and branch offices located in Baker County, Worth County, Lowndes County and Tift County. In addition to conventional banking services, the Company provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services, which is located in Colquitt County. The Company routinely posts news and other important information on its website at www.sgb.bank.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements, as defined by federal securities laws, including statements about the Company’s financial outlook. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Important factors that could cause actual results to differ materially from those contemplated today include a change in the Company’s capital structure, new or expanded regulatory requirements, the success of the Company’s growth strategy, customer preferences, the interest rate environment and other factors described in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q under the sections entitled “Forward-Looking Statements” and “Risk Factors.” The Company undertakes no obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

Financial tables follow.

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CONDITION

(Dollars in thousands except per share data)

	(Unaudited)	(Audited)	(Unaudited)
	June 30,	December 31,	June 30,
	2019	2018	2018
ASSETS
Cash and due from banks	$13,173	$14,051	$7,786
Interest-bearing deposits in banks	17,449	21,448	27,292
Certificates of deposit in other banks	2,977	2,732	1,985
Investment securities available for sale	73,713	58,314	59,281
Investment securities held to maturity	32,546	36,827	41,189
Federal Home Loan Bank stock, at cost	1,870	1,820	2,475
Loans, less unearned income and discount	388,268	376,750	345,852
Allowance for loan losses	(3,465)	(3,429)	(3,193)
Net loans	384,803	373,321	342,659
Premises and equipment	14,264	14,574	13,693
Bank properties held for sale	0	0	212
Foreclosed assets, net	38	128	38
Intangible assets	0	4	12
Bank owned life insurance	6,846	6,779	6,636
Other assets	4,796	4,835	4,895
Total assets	$552,475	$534,833	$508,153
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Interest bearing business checking	$31,309	$28,071	$29,315
NOW accounts	20,773	35,816	54,043
Money market	156,449	158,730	115,022
Savings	33,593	31,849	32,831
Certificates of deposit $100,000 and over	27,257	16,265	22,472
Other time accounts	80,967	81,214	63,449
Total interest-bearing deposits	350,348	351,945	317,132
Noninterest-bearing deposits	117,289	103,695	98,305
Total deposits	467,637	455,640	415,437

Other borrowings	6,314	10,457	19,471
Long-term debt	27,386	21,171	27,557
Accounts payable and accrued liabilities	4,079	3,946	3,754
Total liabilities	505,416	491,214	466,219
Shareholders' equity:
Common stock - par value $1; 5,000,000 shares
authorized; 2,545,776 shares issued (*)	2,546	2,546	2,546
Additional paid-in capital	18,419	18,419	18,707
Retained earnings	26,758	24,841	23,315
Accumulated other comprehensive income	(664)	(2,187)	(2,634)
Total shareholders' equity	47,059	43,619	41,934
Total liabilities and shareholders' equity	$552,475	$534,833	$508,153

* Common stock - shares outstanding	2,545,776	2,545,776	2,545,776

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED INCOME STATEMENT (unaudited*)

(Dollars in thousands except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2019*	2018*	2019*	2018*
Interest income:
Interest and fees on loans	$5,327	$4,472	$10,449	$8,765
Interest and dividend on securities available for sale	415	363	791	693
Interest on securities held to maturity	237	262	487	540
Dividends on Federal Home Loan Bank stock	21	35	48	68
Interest on deposits in banks	130	148	300	266
Interest on certificates of deposit in other banks	17	12	34	23
Total interest income	6,147	5,292	12,109	10,355

Interest expense:
Interest on deposits	975	481	2,025	854
Interest on federal funds purchased	0	0	0	0
Interest on other borrowings	37	117	73	233
Interest on long-term debt	83	127	193	252
Total interest expense	1,095	725	2,291	1,339
Net interest income	5,052	4,567	9,818	9,016
Provision for loan losses	250	140	366	356
Net interest income after provision for losses on loans	4,802	4,427	9,452	8,660

Noninterest income:
Service charges on deposit accounts	230	266	468	491
Income from trust services	55	63	112	122
Income from retail brokerage services	88	97	195	185
Income from insurance services	456	417	893	805
Income from mortgage banking services	0	1	0	1
Net gain (loss) on the sale or disposition of assets	244	7	245	0
Net gain on extinguishment of debt	0	0	143	0
Other income	234	209	489	450
Total noninterest income	1,307	1,060	2,545	2,054

Noninterest expense:
Salary and employee benefits	2,584	2,388	5,081	4,729
Occupancy expense	319	295	633	584
Equipment expense	311	187	618	377
Data processing expense	405	351	809	705
Amortization of intangible assets	0	4	4	8
Other operating expense	931	907	1,821	1,724
Total noninterest expense	4,550	4,132	8,966	8,127

Income before income tax expense	1,559	1,355	3,031	2,587
Provision for income taxes	261	207	504	207
Net income	$1,298	$1,148	$2,527	$2,380
Net income per share, basic	$0.51	$0.45	$0.99	$0.93
Net income per share, diluted	$0.51	$0.45	$0.99	$0.93
Dividends paid per share	$0.12	$0.12	$0.24	$0.23
Basic weighted average shares outstanding	2,545,776	2,545,776	2,545,776	2,545,351
Diluted weighted average shares outstanding	2,545,776	2,545,776	2,545,776	2,545,351

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

Financial Highlights

(Dollars in thousands except per share data)

At June 30	2019	2018
Assets	$552,475	$508,153
Loans, less unearned income & discount	$388,268	$345,852
Deposits	$467,637	$415,437
Shareholders' equity	$47,058	$41,934

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Performance Data & Ratios
Net income	$1,298	$1,148	$2,527	$2,380
Earnings per share, basic	$0.51	$0.45	$0.99	$0.93
Earnings per share, diluted	$0.51	$0.45	$0.99	$0.93
Dividends paid per share	$0.12	$0.12	$0.24	$0.23
Return on assets	0.95%	0.91%	0.93%	0.95%
Return on equity	11.27%	11.00%	11.17%	11.44%
Net interest margin (tax equivalent)	4.06%	3.96%	3.68%	3.97%
Dividend payout ratio	23.53%	24.42%	24.18%	24.60%
Efficiency ratio	70.70%	71.10%	71.62%	71.01%

Asset Quality Data & Ratios
Total nonperforming loans	$1,609	$1,720	$1,609	$1,720
Total nonperforming assets	$1,647	$1,758	$1,647	$1,758
Net loan charge offs (recoveries)	$152	$118	$330	$206
Reserve for loan losses to total loans	0.89%	0.92%	0.89%	0.92%
Nonperforming loans/total loans	0.41%	0.50%	0.41%	0.50%
Nonperforming assets/total assets	0.30%	0.35%	0.30%	0.35%
Net charge offs (recoveries) / average loans	0.16%	0.14%	0.17%	0.12%

Capital Ratios
Average common equity to average total assets	8.45%	8.28%	8.32%	8.31%
Common equity Tier 1 capital ratio	12.18%	12.68%	12.18%	12.68%
Tier 1 capital ratio	12.18%	12.68%	12.18%	12.68%
Tier 1 leverage ratio	8.76%	8.81%	8.76%	8.81%
Total risk based capital ratio	13.07%	13.59%	13.07%	13.59%
Book value per share	$18.48	$16.47	$18.48	$16.47
Tangible book value per share	$18.48	$16.47	$18.48	$16.47

Quarterly	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Averages	2019	2019	2018	2018	2018

Assets	$545,292	$542,361	$530,054	$509,416	$504,308
Loans, less unearned income & discount	$383,167	$377,995	$373,324	$356,981	$337,092
Deposits	$476,529	$469,726	$444,256	$417,092	$412,133
Equity	$46,067	$44,431	$42,887	$42,581	$41,747
Return on assets	0.95%	0.91%	0.85%	0.90%	0.91%
Return on equity	11.27%	11.06%	10.48%	10.74%	11.00%
Net income	$1,298	$1,229	$1,123	$1,144	$1,148
Net income per share, basic	$0.51	$0.48	$0.44	$0.45	$0.45
Net income per share, diluted	$0.51	$0.48	$0.44	$0.45	$0.45
Dividends paid per share	$0.12	$0.12	$0.12	$0.12	$0.12

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